Exhibit 3.3
CERTIFICATE OF INCORPORATION
OF
NATIONSTAR CAPITAL CORPORATION
ARTICLE I
Name
     (a) The name of the corporation is Nationstar Capital Corporation (the “Corporation”).
     (b) The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808; and the name of the registered agent of the Corporation at such address is Corporation Service Company.
ARTICLE II
Purpose
     The purpose of the Corporation is to engage solely in the following activities:
     (1) to authorize, co-issue, sell and deliver, jointly with Nationstar Mortgage LLC (the “Issuer”), notes or other obligations (the “Notes”) secured by loans, debt obligations and other collateral pursuant to an indenture among the Corporation, the Issuer and the trustee named therein;
     (2) to engage in any activities necessary to enable the Corporation or the Issuer to authorize, issue, sell, deliver and/or otherwise deal with the Notes, including the filing of any notices, applications and other documents necessary to register or qualify the offer and sale of the Notes under applicable state securities laws and to obtain approvals with respect to, or otherwise comply with, any other applicable laws, statutes, rules and regulations; and
     (3) to engage in any activity and to exercise any powers permitted to corporations under the laws of the State of Delaware which are incidental to, or connected with, the foregoing and necessary, suitable or convenient to accomplish the foregoing.
ARTICLE III
Capital Stock
     The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Three Thousand (3,000) shares of common stock, par value one-tenth of one cent ($0.001) per share (“Common Stock”). Each share of Common Stock shall have identical rights and privileges in every respect and shall be entitled to one vote upon all matters submitted to a vote of the stockholders of the Corporation.
ARTICLE IV
Board of Directors
     (a) The business and affairs of the Corporation shall be managed by the Board of Directors. The Board of Directors shall meet on a regular basis as determined by resolution of the Board of Directors or in accordance with the bylaws of the Corporation. The number of directors constituting the Board of Directors shall be set as provided in the bylaws of the Corporation.
     (b) Directors need not be elected by written ballot unless the bylaws of the Corporation shall so provide.
     (c) No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director of the Corporation; PROVIDED, HOWEVER, that the foregoing is not intended to eliminate or limit the liability of a director of the Corporation for (i) any breach of a director’s duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a violation of Section 174 of the Delaware General Corporation Law (“DGCL”), or (iv) any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article IV(c) shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.
     (d) The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as that section may be amended and supplemented from time to time, indemnify any director or officer of the Corporation (and any director, trustee or officer of any corporation, business trust or other entity to whose business the Corporation shall have succeeded) which it shall have power to indemnify under that Section against any expenses, liabilities or other matter referred to in or covered by that Section. The indemnification provided for in this Article IV(d) (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (ii) shall continue as to a person who has ceased to be a director or officer and (iii) shall inure to the benefit of the heirs, executors and administrators of such a person. To assure indemnification under this Article IV(d) of all such persons who are determined by the Corporation or otherwise to be or to have been “Fiduciaries” of any employee benefit plan of the Corporation which may exist from time to time and which is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time, such Section 145 shall, for the purposes of this Article IV(d), be interpreted as follows: an “other enterprise” shall be deemed to include such an employee benefit plan; the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his or her duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines;” and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person’s duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.
ARTICLE V
Meetings of Stockholders
     Meetings of the stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
ARTICLE VI
Bylaws
     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by the stockholders or otherwise. The affirmative vote of at least 66-2/3% of the outstanding shares of the Common Stock of the Corporation shall be required to amend or repeal the Bylaws of the Corporation, if the stockholders of the Corporation are required by the DGCL, the Certificate of Incorporation or the Bylaws to vote thereon.
ARTICLE VII
Perpetual Existence
     This Corporation shall have perpetual existence.
ARTICLE VIII
Amendments and Repeal
     (a) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 66-2/3% of the outstanding shares of the Common Stock of the Corporation shall be required to amend or repeal Articles IV and VI or this Article VIII of this Certificate of Incorporation or to adopt any provision inconsistent therewith.
     (b) This Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon the stockholders, directors, or any other person are granted subject to this reservation.

ARTICLE IX
Name and Mailing Address of Incorporator
     The name and mailing address of the incorporator is:
Muriel McFarling
1717 Main Street, Suite 3700
Dallas, Texas 75201
     IN WITNESS WHEREOF, I have hereunto set my hand this 26th day of February 2010, and affirm the statements contained therein as true under penalties of perjury.

/s/ Muriel McFarling
Muriel McFarling, Incorporator

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